Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated December 15, 2021, with respect to the Statement of Assets Acquired and Liabilities Assumed of certain mineral and royalty interests acquired from Swallowtail Royalties LLC and Swallowtail Royalties II LLC, included in Exhibit 99.1 of this Current Report on Form 8-K/A of Viper Energy Partners LP. We consent to the incorporation by reference of said report in the Registration Statements of Viper Energy Partners LP on Form S-3 ASR (File No. 333-260335, effective October 18, 2021) and on Form S-8 (File No. 333-196971, effective June 23, 2014).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
December 15, 2021